EXHIBIT 1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is entered into as of the 4th day of August, 1999, by and between MDI Entertainment, Inc., a Delaware corporation (the "Corporation"), with its principal place of business located at 201 Ann Street, Suite 210, Hartford, Connecticut 06103, and International Capital Partners, LLC (the "Investor").

         WHEREAS, the Investor wishes to purchase from the Corporation, and the Corporation wishes to sell to the Investor, certain shares of the Corporation's Series A Preferred Stock; and

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         SECTION 1. Filing of Certificate of Designation; Reservation of Shares of Common Stock.

                  (a) Immediately prior to the execution and delivery of this Agreement, the Corporation filed with the Secretary of State of Delaware a Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Corporation (the "Certificate of Designation"), a copy of which is included in Exhibit 1.1 hereto (the Certificate of Incorporation of the Corporation, as amended by the Certificate of Designation and in effect on the date hereof, being hereinafter referred to as the "Certificate of Incorporation").

                  (b) The Corporation has authorized and reserved and covenants to continue to reserve, free and clear of preemptive and other preferential rights, a sufficient number of its previously authorized but unreserved shares of Common Stock, par value $.001 per share (the "Common Stock"), to satisfy the rights of conversion of the holders of the Series A Preferred Stock.

         SECTION 2. Purchase and Sale of the Series A Preferred Stock. The Corporation agrees to sell to the Investor, and the Investor agrees to purchase from the Corporation, at the Closing (as hereinafter defined) and upon the terms and conditions hereinafter set forth, 2,027 number of shares of Series A Preferred Stock (the "Shares"). The purchase price for the Shares to be sold pursuant to this Agreement shall be $863.33 per share so purchased.

         SECTION 3. Delivery of the Shares and Other Documents. The closing hereunder with respect to the transactions with the Investor contemplated hereby (the "Closing") shall take place at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109, on July 28, 1999 at 10:00 a.m. Boston Time or at such other mutually agreed to time. At the Closing, the Corporation shall deliver to the Investor a stock certificate,


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registered in the name of the Investor, representing the Shares. Delivery to the
Investor shall be made against receipt by the Corporation of the full amount of the purchase price for the Shares being purchased by the Investor hereunder by check payable to the order of the Corporation or by wire transfer of immediately available funds to an account specified in writing by the Corporation.

         SECTION 4. Use of Proceeds. The Corporation shall use the proceeds from the sale of the Shares to fund operating losses, to purchase capital equipment necessary for operations and to fund the Corporation's general working capital needs.

         SECTION 5. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Investor as follows:

                  5.1 Organization. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby. The Corporation is duly qualified as a foreign corporation and is in good standing in all such other jurisdictions (which jurisdictions are listed in Exhibit 5.1) in which the conduct of its business or its ownership or leasing of property requires such qualification and in which the failure so to qualify or so to be in good standing would have a materially adverse effect on the Corporation's operations or financial condition.

                  5.2 Capitalization. The entire authorized capital stock of the Corporation and the rights to acquire capital stock of the Corporation consists of:

                  (a) 25,000,000 shares of Common Stock of which 7,776,500 shares have been duly and validly issued and are outstanding, fully paid and nonassessable, (ii) 2,027,000 shares have been reserved for issuance upon conversion of the Series A Preferred Stock, and (iii) no shares are held as treasury shares;

                  (b) 2,027 shares of Series A Preferred Stock of which (i) prior to the Closing, no shares were issued and outstanding and (ii) 2,027 shares will be held by the Investor after the Closing and will, upon issuance in accordance with this Agreement, have been duly and validly issued and be outstanding, fully paid and nonassessable; and

                  (c)      Exhibit 5.2(c)

                  5.3 Equity Investments. Except as disclosed in Exhibit 5.3, the Corporation has never had, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.


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                  5.4 Reporting Company Status. The Corporation has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Common Stock is listed and traded on the NASDAQ/OTC Bulletin Board. The Company has timely filed all material required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act, and has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing.

                  5.5 SEC Filings. None of the documents filed by the Corporation with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act since September 28, 1998 (collectively, the "SEC Documents") at the time they were filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Corporation has timely filed all requisite forms, reports and exhibits thereto with the SEC.

                  5.6 Financial Statements. The Corporation has furnished to the Investor the audited balance sheet of the Corporation as of May 31, 1998 and the related statements of operation, stockholders' equity and cash flow of the Corporation, together with related schedules and notes, if any, for the year ended May 31, 1998, and the unaudited balance sheet of the Corporation as of February 28, 1999 (the "Balance Sheet") and the related unaudited statements of operation, stockholders' equity and statements of cash flow of the Corporation for the 9 months then ended ("Statement of Operations"). The Balance Sheet and the Statement of Operations (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied. The Balance Sheet fairly presents, in all material respects, the financial position of the Corporation as of its date, and the Statement of Operations fairly presents the results of operations of the Company for the period therein set forth.

                  5.7 Absence of Liabilities. Except as set forth in the Balance Sheet or disclosed in the SEC documents and except for obligations and liabilities incurred since February 28, 1999 in the ordinary course of business, the Corporation has no material obligation or liability (absolute, accrued or contingent) as of the date hereof.

                  5.8 Absence of Changes. Except as disclosed in the SEC Documents, since February 28, 1999 there has not been (a) any material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of the Corporation, (b) any material asset or property of the Corporation made subject to a lien of any kind, (c) any waiver of any valuable right of the Corporation, or the cancellation of any material debt or claim held by the Corporation, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Corporation, or any agreement or commitment therefor, (e) any mortgage, pledge or hypothecation of any tangible or intangible asset of the Corporation, except in the ordinary


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course of business, (f) any sale or assignment of any tangible asset of the
Corporation having a book value in excess of $10,000, except in the ordinary course of business, (g) any loan by the Corporation to, or any loan to the Corporation from, any officer, director, employee or stockholder of the Corporation, or any agreement or commitment therefor, (h) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property or business of the Corporation, or (i) any change in the accounting methods or practices followed by the Corporation.

                  5.9 Intellectual Property Rights. Except in each case as set forth in Exhibit 5.9:

                  (a) the Corporation has the right to use the Intellectual Property Rights (as hereinafter defined) necessary or required for the conduct of its business as presently conducted or as proposed to be conducted, free and clear of all rights of others. A complete list of all Intellectual Property Rights, including all licenses, contract rights and registrations or applications therefor, is set forth in
         Exhibit 5.9;

                  (b) no royalties or other amounts are payable by the Corporation to other persons by reason of the ownership or use of said Intellectual Property Rights;

                  (c) to the best of the Corporation's knowledge, no product marketed or sold or proposed to be marketed or sold by the Corporation violates or will violate any license or infringes any Intellectual Property Rights of another;

                  (d) the Corporation has not received any notice that any of such Intellectual Property Rights or the operation or proposed operation of the Corporation's business conflicts or will conflict with the rights of others, nor is the Corporation aware of any reasonable basis to believe that any such violation, infringement or conflict will or may exist; and

                  (e) the Corporation has taken reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights, including its trade secrets and other confidential information. To the best knowledge of the Corporation, all trade secrets and other confidential information of the Corporation are presently valid and protectible and are not part of the public domain or knowledge, nor, to the best knowledge of the Corporation, have they been used, divulged or appropriated for the benefit of any person other than the Corporation or otherwise to the detriment of the Corporation.

         As used herein, the term "Intellectual Property Rights" means all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, proprietary processes and formulae, applications for patents, trademarks, service marks and copyrights, and other industrial and intellectual property rights.


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                  5.10 Proprietary Information of Third Parties. To the best of the Corporation's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Corporation has (a) violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-disclosure or inventions agreement with such third party,
(b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Corporation which suggests that such a claim might be contemplated. To the best of the Corporation's knowledge, no person employed by or affiliated with the Corporation has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and, to the best of the Corporation's knowledge, no person employed by or affiliated with the Corporation has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Corporation, and the Corporation has no reason to believe there will be any such employment or violation.

                  5.11 Litigation. Except as set forth in Exhibit 5.11, there is no action, suit, claim, proceeding or investigation, at law, in equity or otherwise, or by or before any governmental instrumentality or other agency, now pending, or, to the Corporation's knowledge, threatened against or affecting the Corporation, nor, to the Corporation's knowledge, does there exist any reasonable basis therefor, which in either case could reasonably be expected to have a material effect on the Corporation.

                  5.12 No Defaults. The Corporation is not in violation or breach of, or in default under, any provision of (a) the Certificate of Incorporation or the By-Laws or any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which the Corporation is a party or by which it or any of its property is bound or affected or (b) any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, which breach could reasonably be expected to have a material adverse effect on the corporation. To the best knowledge of the Corporation, there exists no condition, event or act which after notice, lapse of time, or both, could constitute a violation or breach of, or a default under, any of the foregoing.

                  5.13 Authorization of this Agreement and Registration Rights Agreement. The execution, delivery and performance by the Corporation of this Agreement and the Registration Rights Agreement dated of the even date herewith by and between the Corporation and the Investor (the "Registration Rights Agreement") have been duly authorized by all requisite corporate action. This Agreement and the Registration Rights Agreement have been duly executed and delivered on behalf of the Corporation and constitute the valid and binding obligations of the Corporation, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, the issuance, sale and delivery of the Shares, and the shares of Common Stock issuable upon


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conversion of the Series A Preferred Stock (the "Reserved Shares"), and
compliance with the provisions hereof and thereof by the Corporation, do not and will not, with or without the passage of time or the giving of notice or both,
(a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation under, the Certificate of Incorporation or By-Laws or any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which the Corporation is a party or by which it or any of its property is bound or affected.

                  5.14 Authorization of Shares. The issuance, sale and delivery hereunder by the Corporation of the Shares have been duly authorized by all requisite corporate action of the Corporation, and when so issued, sold and delivered, the Shares will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Corporation or others.

                  5.15 Authorization of Reserved Shares. The issuance, sale and delivery by the Corporation of the Reserved Shares have been duly authorized by all requisite corporate action of the Corporation, and the Reserved Shares have been duly reserved for issuance upon conversion of all or any of the shares of Series A Preferred Stock, and when so issued and delivered upon conversion of any of the Shares, the Reserved Shares will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Corporation or others.

                  5.16 No Governmental Consent or Approval Required. No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required for or in connection with the valid and lawful authorization, execution, delivery and performance by the Corporation of this Agreement or the Registration Rights Agreement, for or in connection with the valid and lawful authorization, issuance, sale and delivery of the Shares or for or in connection with the valid and lawful authorization, reservation, issuance, sale and delivery of the Reserved Shares except for SEC approvals and "blue sky" approvals and filings contemplated by the Registration Rights Agreement.

                  5.17 Registration Rights. Except as contemplated by the Registration Rights Agreement, no person has any right to cause the Corporation to effect the registration under the Securities Act of any shares of Common Stock or any other securities of the Corporation.

                  5.18 Exemptions from Securities Laws. Subject to the accuracy of the representations and warranties of the Investor set forth in Section 6 hereof, the provisions of Section 5 of the Securities Act are inapplicable to the offering, issuance, sale and delivery of the Shares and the Reserved Shares by virtue of the exemption afforded by Section 4(2) of the


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Securities Act, and no consent, approval, qualification or registration or filing under any state securities or blue sky laws is required in connection therewith.

                  5.19 Compliance. The Corporation has (a) complied in all material respects with all Federal, state, local or foreign laws, statutes, ordinances, rules, regulations and orders applicable to its business and (b) all Federal, state, local and foreign governmental licenses, registrations and permits material to or necessary for the conduct of its business, and such licenses, registrations and permits are in full force and effect except for those which failure to comply would not have a material adverse effect. No proceeding is pending or, to the Corporation's knowledge, threatened to revoke or limit any thereof.

                  5.20 Taxes. The Corporation has filed all Federal, state, local and foreign tax returns which are required to be filed by it and all such returns are true and correct in all material respects. The Corporation has paid all taxes pursuant to such returns or pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, for those which are not yet due and payable pursuant to such returns. The income tax returns of the Corporation have never been audited by state or Federal authorities. The Corporation has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency. Neither the Corporation nor, to its knowledge, any of its stockholders, has ever filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to collapsible corporations.

                  5.21 Disclosure. Neither this Agreement nor any other document, certificate or written statement furnished to the Investor by or on behalf of the Corporation contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants to the Corporation that:

                  (a) The Investor is acquiring the Shares, and, in the event an Investor should acquire Reserved Shares upon conversion of the Shares, such Investor will be acquiring the Reserved Shares, for its own account, for investment and not for, with a view to or in connection with the distribution thereof.

                  (b) The Investor understands that the Shares have not been registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, and that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration. The certificates for the Shares shall bear a legend to such effect, and appropriate stock transfer instructions shall be issued.


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

                  (c) The Investor understands that the exemption from registration afforded by Rule 144 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act depends upon the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sales only in limited amounts.

                  (d) The Investor (i) has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of companies comparable to the Corporation so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and (ii) is able to bear the economic risk of such investment. The Investor is an "accredited investor" with the meaning of Regulation D under the Securities Act.

                  (e) The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Corporation and materials relating to the offer and sale of the Preferred Stock which have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Corporation and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Investor has also had the opportunity to obtain and to review the Corporation's (1) Registration Statement on Form 10-SB filed on September 28, 1999 as amended; (2) Quarterly Reports on Form 10-QSB for the fiscal quarters ended August 31, 1998, November 30, 1998 and February 28, 1999; (3) The Corporation's Proxy Statement for its Annual Meeting of Stockholders held February 9, 1999.

                  (f) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

         None of the representations and warranties contained in this Section 6 shall in any way affect the right of the Investor to rely fully on the representations, warranties and covenants of the Corporation in this Agreement or otherwise.

         SECTION 7. Conditions Precedent to Closing by the Investor. The obligation of the Investor to purchase and pay for the Shares being purchased by the Investor is subject to satisfaction of the following conditions precedent at or before the Closing:

                  7.1 Corporate Proceedings. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident to such transactions shall be satisfactory in form and substance to the Investor and its counsel, who shall have received all such originals or certified or other copies of such documents as they may reasonably request.



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                  7.2 Representations and Warranties Correct. The
representations and warranties made by the Corporation in Section 5 hereof shall be true and correct when made, and shall be true and correct at the time of the Closing, with the same force and effect as if they had been made at and as of the time of the Closing.

                  7.3 Compliance with Covenants. The Corporation shall have duly complied with and performed all covenants and agreements of the Corporation herein which are required to be complied with and performed at or before the Closing.

                  7.4 Certificate of President. The Corporation shall have provided to the Investor a certificate, signed by its President and dated the date of the Closing, in form and substance reasonably satisfactory to the Investor and its counsel, confirming compliance with the conditions set forth in Sections 7.1 through 7.3.

                  7.5 Opinion of Counsel. At the Closing, the Investor shall have received from Squadron Ellenoff Plesent & Sheinfeld LLP for the Corporation, their opinion addressed to the Investor, dated the date of the Closing, to the effect set forth in Exhibit 7.5.

                  7.6 Registration Rights Agreement and Documents. At or before the Closing, the Corporation and the Investor shall have executed and delivered the Registration Rights Agreement and the Corporation shall have delivered to the Investor such other documents as any of them shall reasonably request.


         SECTION 8.  Additional Agreements of the Corporation.

                  8.1  Board of Directors; Indemnification.

                  (a) Following the Closing, the Board of Directors shall consist of not more than nine (9) directors to be elected in the manner provided in the Certificate of Incorporation. The Corporation shall hold meetings of the Board of Directors not less frequently then one time every 3 months.

                  (b) The Certificate of Incorporation or By-laws of the Corporation shall at all times provide for the indemnification of the members of the Board of Directors of the Corporation to the full extent provided by the law of the jurisdiction in which the Corporation is organized and the Corporation shall, promptly after the Closing and in no event later than 90 days after the Closing, obtain and maintain, with a financially sound and responsible insurer, insurance coverage in an amount not less than $2 million for indemnification of the members of the Board of Directors.

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                  8.2  Right of First Refusal.

                  (a) The Corporation hereby grants to the Investor and any assignee of the Investor (each, a "Right Holder") a right of first refusal to purchase, pro rata, all (or any part) of any New Securities (as defined in this Section 8.2) that the Corporation may, from time to time, propose to sell or issue. Each such Right Holder's pro rata share, for purposes of this right of first refusal, is the ratio of (i) the number of shares of Common Stock then held of record by, or issuable on conversion of Series A Preferred Stock then held of record by, such Right Holder to (ii) the sum of the total number of shares of the Common Stock then held of record by, or issuable on conversion of Series A Preferred Stock then held of record by, all Right Holders at such time. Such right shall terminate upon a Qualifying Public Offering (as defined in the Certificate of Designations).

                  (b) "New Securities" shall mean any equity securities of the Corporation, whether now authorized or not, and rights, options, or warrants to purchase said equity securities, and securities of any type whatsoever that are, or may become, convertible into said equity securities; provided, however, that "New Securities" does not include (i) up to 1,130,000 shares (appropriately adjusted to take account of any stock split, stock dividend, combination of shares, recapitalization or the like) of Common Stock (or options, warrants or other rights to purchase Common Stock) issued or to be issued to employees, officers or other persons performing services for the Corporation pursuant to any stock offering, plan or arrangement approved by the Board of Directors of the Corporation; (ii) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation; (iii) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock including any shares issued as a dividend; (iv) shares of Common Stock to be sold in a Qualifying Public Offering; (v) securities issued in connection with the acquisition of another corporation by the Corporation by merger or by purchase of substantially all the stock or assets of such corporation; and (vi) securities issued in connection with a strategic alliance or acquisition with an entity with which the Corporation will have executed non-disclosure agreements prior to the date hereof.

                  (c) In the event that the Corporation proposes to issue New Securities, at least 20 days before such issuance, it shall give to each Right Holder written notice of its intention, describing in such notice the type of New Securities, the price, and the terms upon which the Corporation proposes to issue the same (the "Offer Notice"). Each Right Holder shall have 10 days from the date of its receipt of any such Offer Notice to agree to purchase all or a part of its pro rata share of such New Securities for the price and upon the terms specified in the Offer Notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased. Upon the earlier of (x) the expiration of such 10-day period or (y) receipt by the Corporation of notices from all Right Holders pursuant to the immediately preceding sentence, the Corporation shall give to all Right Holders exercising in full their right to purchase their respective pro rata shares of such New Securities a written notice setting forth the number of New Securities subscribed to be purchased pursuant to the exercise of such rights by all Right Holders and the number of New Securities that have not been subscribed to


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be so purchased. If any Right Holder fails to exercise its right hereunder to purchase all of its pro rata portion of New Securities, the other Right Holders may agree to purchase the nonpurchasing Right Holder's unpurchased portion on a pro rata basis, up to and including all the New Securities proposed to be sold by the Corporation, within 10 days from the Corporation's giving of the notice referred to in the immediately preceding sentence. Any agreement by a Right Holder to purchase New Securities shall, subject to the provision of Section 8.2(d)(ii) below, be binding on such Right Holder. In the event that Right Holders have agreed to purchase or otherwise acquire all of the New Securities proposed to be issued, the Corporation shall designate by written notice to Right Holders a date for the closing of the issuance and sale of such New Securities to occur not earlier than five (5) days nor later than fifteen (15) days following the expiration of such 10 plus 10 day period.

                  (d) In the event that the Right Holders fail to exercise in full the above-described right of first refusal within said 10 plus 10 day period or to purchase in a timely manner all New Securities respecting which such right was exercised or such purchase made, (i) the Corporation shall have 120 days thereafter to issue or sell to one or more third parties the New Securities respecting which such right was not exercised or such purchase was not made, at a price and upon terms no more favorable to the purchasers thereof than specified in the Offer Notice and (ii) no Right Holder that has agreed to purchase or otherwise acquire any New Securities pursuant to the exercise of the right of first refusal set forth in this Section 8.2 shall be obligated to consummate such purchase or acquisition unless and until New Securities available for issuance or sale to one or more third parties have actually been issued or sold in accordance with the terms set forth in the Offer Notice, in which event a closing with respect to both the purchase by such Right Holder and such third party or parties shall occur simultaneously. In the event the Corporation has not so sold the New Securities within said 120 day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such New Securities to the Right Holders in the manner provided above.

                  (e) This Right of First Refusal may be assigned, in whole or in part, (i) to a partner, stockholder or Affiliate (as hereinafter defined) of any Right Holder who acquires not less than 200,000 shares of Common Stock, or
(ii) to any assignee who acquires not less than 200,000 shares of Common Stock (including in each case such number of shares of Common Stock issuable upon conversion of Series A Preferred Stock), appropriately adjusted to take account of any stock split, stock dividend, combination of shares, or the like; provided that any such assignment under (i) or (ii) is not to a competitor of the Corporation in the reasonable opinion of the Corporation.

                  (f) As used in this Section, an Affiliate of a Right Holder shall mean any partner of the Right Holder or any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Right Holder.

                  8.3 Insurance. The Corporation either has obtained or shall obtain promptly, and shall maintain, with a financially sound and responsible insurer (a) term life insurance,


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

payable to the Investor until three years after the Closing or until the conversion of all the shares of Series A Preferred Stock, whichever is earlier, on the life of Steven Saferin in the amount of $1,500,000, which insurance shall remain in force for so long as such employee is employed by the Corporation; and
(b) such other insurance as may be satisfactory to the Board of Directors.

                  8.4 Reporting Status. So long as the Investor beneficially owns any of the Preferred Stock, the Corporation shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and the Corporation shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

                  8.5      Transfer Agent Instructions.

                  (a) Promptly following the delivery by the Investor of the aggregate purchase price for the Preferred Stock in accordance with
         Section 2 hereof, the Corporation will irrevocably instruct its transfer agent to issue Common Stock from time to time upon conversion of the Preferred Stock in such amounts as specified from time to time by the Corporation to the transfer agent registered in the name of the Investor or its nominee and in such denominations to be specified by the Investor in connection with each conversion of the Preferred Stock. The Corporation warrants that no instruction other than such instructions referred to in this Section 8.5, and the Registration Rights Agreement prior to registration and sale of the Shares under the 1933 Act will be given by the Corporation to the transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Corporation as to the extent provided in the Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Investor's obligations and agreement to comply with all applicable securities laws upon resale of the Shares. If the Investor provides the Corporation with an opinion of counsel reasonably satisfactory to the Corporation that registration of a resale by the Investor of any of the Shares is not required under the Securities Act, the Corporation shall permit the transfer of the Shares and promptly instruct the Corporation's transfer agent to issue one or more certificates for Common Stock in such name and in such denominations as specified by the Investor.

                  (b) The Corporation will permit the Investor to exercise its right to convert the Preferred Stock by telecopying an executed and completed Notice of Conversion to the Corporation with copies to Squadron, Ellenoff, Plesent & Sheinfield, and delivering within three business days thereafter, the original Notice of Conversion and the certificate for the Preferred Stock representing the Shares to the Corporation by express courier. Each date on which a Notice of Conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will immediately confirm receipt of such notice by telecopy and transmit the certificates representing the Shares of Common Stock issuable upon conversion of any Preferred Stock (together with the Preferred Stock representing the Shares not so converted) to the Investor via express courier, within three business days after receipt by the Corporation of the original Notice of Conversion and the certificate for the Preferred Stock representing the Shares to be converted (the "Delivery Date").

                  (c) The Corporation understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Investor. As compensation to the Investor for such loss, the Corporation agrees to pay late payments, not exceeding $200,000 per tranche, to the Investor for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond three (3) business days from Delivery Date:


                               Late Payment for Each $10,000 of Preferred Stock
  No. Business Days Late               Principal Amount Being Converted
  ----------------------               --------------------------------

                  1                             $     0
                  2                             $     0
                  3                             $   100
                  4                             $   200
                  5                             $   300
                  6                             $   400
                  7                             $   500
                  8                             $   600
                  9                             $   700
                 10                             $   800
                 10                             $   800 + $200 for each Business
                                                Day Late beyond 10 days


The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit a Investor's right to pursue actual damages for the Corporation's failure to issue and deliver Common Stock to the Investor. Furthermore, in addition to any other remedies which may be available to the Investor, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock within five business days after the Delivery Date, the Investor will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the Investor shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion (and in such event, the late payments described above shall not be due and payable).

                  8.6 Intellectual Property. The Corporation shall use its reasonable efforts to possess, obtain the right to use and maintain all Intellectual Property Rights necessary to the conduct of its business, without any known conflict with or infringement of the Intellectual Property Rights of others.

                  8.7 License Agreements. The Corporation shall use its best efforts to negotiate changes in the license agreements between the Corporation and Harley-Davidson Motor Company, AM General Corporation, and The Rock and Roll Hall of Fame and Museum, Inc. such that changes in the direct or indirect ownership or operating management of the Corporation shall not give rise to termination rights for Harley-Davidson Motor Company, AM General Corporation, or The Rock and Roll Hall of Fame and Museum, Inc..

         SECTION 9. Fees. The Corporation shall pay, and save the Investor harmless against all liability for the payment of, (a) all costs and other expenses incurred in connection with the Corporation's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, and (b) the reasonable fees and disbursements of Foley, Hoag & Eliot LLP, counsel for the Investor, for their services in connection with this financing not to exceed $25,000. The Corporation further agrees that it shall pay, and shall save the Investor harmless from, any and all liability with respect to any stamp, issue or similar taxes which may be determined to be payable in connection with the execution, delivery and performance of this Agreement, the conversion of shares of Series A Preferred Stock or any modification, amendment or alteration of the terms or provisions of this Agreement. In addition, the Corporation shall pay, and save the Investor harmless from, all liability for the payment of the reasonable fees and disbursements of counsel for the Investor in connection with any modification, amendment or alteration of, or waiver with respect to, this Agreement or the Registration Rights Agreement, or in connection with enforcement of their respective rights hereunder or thereunder.

         SECTION 10. Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by any Investor to the Corporation of a certificate or certificates representing shares of Series A Preferred Stock purchased or acquired by such Investor hereunder or Reserved Shares received upon conversion or exercise of any such shares of Series A Preferred Stock, the Corporation at its expense shall issue in exchange therefor, and deliver to such Investor, a new certificate or certificates representing such shares, in such denomination or denominations as may be requested by such Investor. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any shares of Series A Preferred Stock purchased or acquired by the Investor hereunder or Reserved Shares received upon conversion or exercise of any such shares of Series A Preferred Stock and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement reasonably satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation at its expense shall issue and deliver to such Investor a new certificate for such shares of Series A Preferred Stock or Reserved Shares, of like tenor, in lieu of such lost, stolen or mutilated certificate. The provisions of this Section 10 shall control, any provision of the Corporation's By-laws to the contrary notwithstanding.

         SECTION 11. Survival of Representations, Warranties and Agreements. The covenants, representations and warranties of the Investor and the Corporation contained herein shall survive the Closing. The Investor and the Corporation may rely on such covenants, representations and warranties, irrespective of any investigation made, or notice or knowledge held by, it or any other person. All statements contained in any certificate or other instrument delivered by the Corporation pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by the Corporation under this Agreement.

         SECTION 12. Indemnification. The Corporation shall indemnify, defend and hold harmless the Investor from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal and accounting fees and expenses), which would not have been incurred if (a) all of the representations and warranties of the Corporation herein had been true and correct when made or (b) all of the covenants and agreements of the Corporation herein had been duly and timely complied with and performed.

         SECTION 13. Remedies. The parties agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other remedy a party may have for a breach of this Agreement, that party shall be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this Section 13 is in addition to, and not in lieu of, any other rights or remedies a party may have.

         SECTION 14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and, except as otherwise expressly provided herein, each other person who shall become a registered holder named in any certificate evidencing shares of Common Stock or Series A Preferred Stock transferred to such holder by any of the Investor or their permitted transferees, and (except as aforesaid) their respective legal representatives, successors and assigns.

         SECTION 15. Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the financing transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

         SECTION 16. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of electronic transmission or sent by mail, postage prepaid to the parties at the following addresses or to such other address as either party may hereafter designate to the others by like notice:

                  (i)  if to the Corporation, to:

                           201 Ann Street
                           Suite 210
                           Hartford, CT 06103
                           Attention:  President
                           Telephone:       (860) 527-5359
                           Telecopy:        (860) 527-5920

                           with a copy to:

                           Squadron, Ellenoff, Plesent & Sheinfeld LLP
                           551 Fifth Avenue
                           New York, NY  10176
                           Attention:  Kenneth R. Koch, Esq.
                           Tel:     (212) 661-6500
                           Fax:     (212) 697-6686


             (ii) if to the Investor, to its address set forth on the signature page hereto, with a copy to:

                           David Broadwin, Esq.
                           Foley, Hoag & Eliot LLP
                           One Post Office Square
                           Boston, Massachusetts  02109
                           Telephone:  (617) 832-1000
                           Telecopy:   (617) 832-7000


         SECTION 17. Amendments; Waivers. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of the Corporation and the Investor.

         SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

         SECTION 19. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         SECTION 20. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

         SECTION 21. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The State of Delaware without regard to its principles of conflicts of laws.

         SECTION 22. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 23. Brokerage Fee. The Corporation and the Investor each represent that no broker other than Venture Partners Ltd. and its affiliates (the "Broker") has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee, or commission claimed by any party who claims to have been involved because of association with such party; provided that the Corporation shall (pursuant to an agreement between the Corporation and Broker) pay all fees owed to the Broker in connection with the transaction.


                [Remainder of the Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

                                              MDI ENTERTAINMENT, INC.


                                              By:_______________________________
                                                 Name:
                                                 Title:


                                              INTERNATIONAL CAPITAL PARTNERS LLC



                                              By:_______________________________
                                                 Name:
                                                 Title: